Exhibit 99.2

Summary of MKS Instruments, Inc.’s
2010 Management Incentive Bonus

The 2010 Management Incentive Bonus Plan is based on 2010 corporate pro-forma pre-tax operating income targets. In 2010, the plan will have two parts – an annual component and a mid-year component.

Annual Component

The annual bonus plan formula is calculated as follows:

Base Salary x Individual Incentive Target x Annual Corporate Performance Multiplier

The “Annual Corporate Performance Multiplier” ranges from 0% to 200%, depending upon achievement of the annual corporate goal. Accordingly, the maximum payout possible for each of the participants with respect to the annual component is 200% of his respective Individual Incentive Target set forth below and the minimum payout is zero, with incremental payouts for performance between these levels.

The following chart summarizes the Individual Incentive Targets for each of the Company’s “named executive officers” under the rules of the Securities and Exchange Commission, plus Seth H. Bagshaw, who became our Chief Financial Officer on January 1, 2010.

Individual Incentive Target
Participant	(% of annual base earnings)
Leo Berlinghieri, Chief Executive Officer and President	100%
Seth H. Bagshaw, Vice President and Chief Financial Officer	50%
Gerald G. Colella, Vice President, Chief Operating Officer and	70%
Acting Group VP, PRG Productts
John T.C. Lee, Group Vice President CIT Products	55%
John A. Smith, Vice President and Chief Technology Officer	50%
Ronald C. Weigner, Vice President of Finance and Treasurer	50%

Mid-Year Component

In 2010, the Company will also have a mid-year bonus plan, which relates to the Company’s achievement of the specified mid-year corporate goals in the first six months of 2010. The mid-year bonus plan formula is calculated as follows:

Base Salary x Individual Incentive Target x Six-Month Corporate Performance Multiplier

The “Mid-Year Corporate Performance Multiplier” ranges from 0% to 30%, depending upon achievement of the mid-year corporate goal. Accordingly, with respect to the mid-year component, the maximum payout possible for each of the participants is 30% of his respective Individual Incentive Target set forth above and the minimum payout is zero, with incremental payouts for performance between these levels.